UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
HILLS BANCORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1

HILLS BANCORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 18, 2016

The Annual Meeting of the Shareholders of Hills Bancorporation, an Iowa corporation (the “Company”), will be held at the Hills Community Center, 110 Main Street, Hills, Iowa, on Monday, the 18th day of April, 2016, at 4:00 o’clock p.m., local time, for the following purposes:

1.	To elect three members of the Board of Directors.

2.	To approve a non-binding advisory vote on executive compensation.

3.	To approve a non-binding advisory vote on the Company's appointment of its independent registered public accounting firm.

4.	To transact such other business as may properly be brought before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 4, 2016, as the record date for the determination of the shareholders entitled to notice of, to attend, and to vote at, the meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to attend and vote at the meeting, or any adjournments thereof.

TO ENSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS OF THE COMPANY SOLICITS YOU TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.  IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY WITHDRAW YOUR PROXY AND DO SO.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDERS’ MEETING TO BE HELD ON APRIL 18, 2016.

Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the internet.

This Notice of Annual Meeting, Proxy Statement, and our Annual Report to Shareholders for the fiscal year ended December 31, 2015, are available online and may be accessed at www.envisionreports.com/HBIA or www.edocumentview.com/HBIA.  In accordance with applicable rules, we do not use “cookies” or other software that identifies visitors accessing these materials on this website. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Date: March 18, 2016                    By Order of the Board of Directors
/s/ Dwight O. Seegmiller

Hills Bancorporation                    Dwight O. Seegmiller
131 Main Street                        President and CEO
Hills, Iowa 52235

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
HILLS BANCORPORATION

To Be Held on April 18, 2016

HILLS BANCORPORATION
131 Main Street
Hills, Iowa 52235

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 18, 2016

This Proxy Statement is furnished to shareholders of Hills Bancorporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held April 18, 2016, and any adjournments thereof. This Proxy Statement and form of Proxy enclosed herewith are first being sent to the shareholders of the Company entitled to vote at the Annual Meeting on or about March 18, 2016.

If the accompanying Proxy is properly signed and returned and is not withdrawn or revoked, the shares represented thereby will be voted in accordance with the specifications thereon. If the manner of voting such shares is not indicated on the Proxy, the shares will be voted FOR the election of the nominees for Directors named herein and FOR the approval of Proposals 2 and 3.

If your shares are held in brokerage or similar account, your broker is not permitted to vote on your behalf for Proposals 1 or 2 absent voting instructions from you.  Consequently, for your vote to be counted in the election of Directors and on the proposal regarding the non-binding advisory vote on executive compensation, you must communicate your voting decisions to your bank, broker or other holder of record before the date of the Annual Meeting.

Shareholders may vote on the Proposals presented at the Annual Meeting as follows:

As to Proposal 1, the election of Directors:

●	Vote "FOR" all of the nominees for Director

●	Withhold votes on all of the nominees for Director

●	Withhold votes for one or more nominees

Because the election of Directors is determined by a plurality, the nominees receiving the most votes “FOR” will be elected. Abstentions from voting and broker non-votes, if any, will have no effect on the outcome of the election of Directors.

As to Proposal 2, the non-binding advisory vote on executive compensation:

●	Vote "FOR" the proposal

●	Vote "AGAINST" the proposal

●	Abstain from voting on the proposal

As to Proposal 3, the non-binding advisory vote on the appointment of the Company’s independent registered public accounting firm:

●	Vote "FOR" the proposal

●	Vote "AGAINST" the proposal

●	Abstain from voting on the proposal

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of the Company’s common stock is required to approve each of Proposals 2 and 3.  An abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the outcome of the proposals.

The Board of Directors recommends that you vote FOR each of the Director nominees named in this Proxy Statement and FOR approval of each of Proposals 2 and 3.

Only shareholders of record at the close of business on March 4, 2016, are entitled to notice of, to attend and to vote at the meeting. There were 9,320,392 shares of common stock of the Company outstanding at the close of business on that date, all of which will be entitled to vote. A quorum exists when a majority of the shares entitled to vote are represented at the Annual Meeting in person or by proxy.  Abstentions, which include shares present at the meeting in person or by proxy and otherwise entitled to vote, but which are not affirmatively cast with respect to a particular proposal, are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Holders of the shares of common stock of the Company are entitled to one vote per share standing in their names on the record date on all matters. Shareholders do not have cumulative voting rights. If the holder of shares abstains from voting on any matter, or if shares are held by a broker which has indicated that it does not have discretionary authority to vote on a particular matter, those shares will not be counted as votes cast with respect to any matter to come before the meeting and will not affect the outcome of any matter.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, Directors and regular employees of the Company, without extra compensation, by telephone, electronic mail, facsimile or personal contact. It will greatly assist the Company in limiting expense in connection with the meeting if shareholders who do not expect to attend in person will return signed proxies promptly whether they own a few or many shares.

A shareholder may revoke his or her Proxy at any time prior to the voting thereof by filing with the Treasurer of the Company at the Company’s principal office at 131 Main Street, Hills, Iowa 52235, a written revocation or a duly executed Proxy bearing a later date. A shareholder may also withdraw the Proxy at the meeting at any time before it is exercised.

PROPOSAL 1

ELECTION OF DIRECTORS
INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

The Company currently has eleven Directors with staggered terms of office.  The Board of Directors has no reason to believe that any nominee will be unable to serve as a Director, if elected. However, in case any nominee should become unavailable for election, the proxy will be voted for such substitute, if any, as the Board of Directors may designate.

Each Director of the Company also serves as a Director of the Company’s wholly-owned subsidiary, Hills Bank and Trust Company (the “Bank”), which is a commercial bank.  The Company anticipates that, following the election of the nominees set forth below, all Directors of the Company will continue to serve as Directors of the Bank.  The Directors of the Bank are elected by the vote of the Company as the sole shareholder of the Bank.

Set forth below are the names of the three persons nominated by the Board of Directors for election as Directors of the Company at the 2016 Annual Meeting, along with certain other information concerning such persons.

Name and Year First Become Director	Age	Positions & Offices Held With Company	Principal Occupation or Employment During the Past Five Years and Education Pertaining to Board of Director Qualifications

Director Nominees Who Will Serve Until the 2019 Annual Meeting

Michael E. Hodge 2000 - Company 2000 - Bank	62	Director	President and shareholder of Hodge Construction Company, an Iowa City, Iowa business. Mr. Hodge obtained a BS in civil engineering from the University of Iowa.

John W. Phelan 2007 - Company 2007 - Bank	61	Director
Former General Sales Manager with KZIA Z102.9 and KGYM 1600ESPN radio stations (2010 - 2011); formerly Vice President and General Manager of Cedar Rapids Television Company, d/b/a KCRG-TV9 in Cedar Rapids, Iowa, the local ABC affiliate.

Sheldon E. Yoder, D.V.M. 1997 - Company 1997 - bank	63	Director
President and shareholder of Kalona Veterinary Clinic, P.C., located in Kalona, Iowa.  Dr. Yoder is a graduate of the Iowa State University College of Veterinary Medicine.  He has been President of Kalona Veterinary Clinic since 1978.

Additional information regarding the three nominees for election to the Board of Directors is as follows:

Michael E. Hodge:  Mr. Hodge has served as a Director of the Company and the Bank since 2000.  Mr. Hodge presently serves on the Loan Committee and the Compensation and Incentive Stock Committee of the Board of Directors.  Mr. Hodge is a graduate of the University of Iowa College of Engineering with a BS in civil engineering.  He is the President and principal shareholder of Hodge Construction Company founded in Iowa City, Iowa in 1981.  Hodge Construction Company is a private company that is involved in real estate development and as a builder primarily in Iowa City, Coralville, North Liberty and the Cedar Rapids area.  The Bank has office locations in each of these communities.  Mr. Hodge is active in several professional trade associations in the Iowa City area.  Mr. Hodge has significant experience in real estate development, including single family and multi-family and commercial projects and provides important insight to the Board of Directors for the Loan Committee.  In addition, Mr. Hodge is actively involved in leadership roles in several non-profit organizations in the Iowa City market.

John W. Phelan:  Mr. Phelan was elected to the Board of Directors in 2007.  Mr. Phelan at that time also became a member of the Board of Directors of the Bank.  The Board Committees which Mr. Phelan serves on are the Trust Committee and the Compensation and Incentive Stock Committee.   Mr. Phelan was the General Sales Manager for KZIA Z102.9 and KGYM 1600ESPN radio stations in 2010 and 2011.  Mr. Phelan was formerly Vice President and General Manager of Cedar Rapids Television Company, d/b/a KCRG-TV.  The station is the Cedar Rapids, Iowa ABC affiliate.  Mr. Phelan was with KCRG-TV from 1984 until 2010.  Mr. Phelan is originally from Iowa City, Iowa and is currently an active member of the Cedar Rapids community. The Bank currently has three branch offices in Cedar Rapids and one in neighboring Marion so Mr. Phelan’s knowledge and contacts in this market have been invaluable in assisting with the expansion of this market.  Mr. Phelan is a past president of the State of Iowa Broadcasters Association and a long-term Board member of that organization.  Mr. Phelan is active as a Board member in two non-profit organizations with connections to the University of Iowa in Iowa City, Iowa as well as involvement in non-profit organizations in Cedar Rapids, Iowa.

Sheldon E. Yoder, D.V.M.:  Dr. Yoder was first elected to serve as a Director in 1997 and has also served as a Director of the Bank since 1997.  Dr. Yoder presently serves on the Risk Committee and the Compensation and Incentive Stock Committee of the Board of Directors.  Dr. Yoder is a graduate of Iowa State University College of Veterinary Medicine.  He is the President and the sole shareholder of Kalona Veterinary Clinic, P.C., which he founded in 1978 in Kalona, Iowa.  Dr. Yoder is a life-long resident of the Kalona area and as a community leader and business person, has considerable knowledge that continues to be especially favorable to the Bank’s Kalona and Wellman offices.  Dr. Yoder’s small business expertise and agriculture knowledge also continues to be a valuable contribution to the Board of Directors.  Dr. Yoder is active professionally with the American Veterinary and Iowa Veterinary Associations.  Dr. Yoder has demonstrated active involvement in the community’s non-profit organizations in the Kalona community.

None of the nominees currently serves, or has served in the past five years, as a Director of another company whose securities are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or whose securities are subject to the requirements of Section 15(d) of the Exchange Act or a company registered under the Investment Company Act of 1940, as amended.  There are no family relationships among the Company’s Directors, nominees for Director and executive officers.

The Board of Directors unanimously recommends to the Shareholders a vote “FOR” the election of the above-listed persons as Directors for the Company.

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and related SEC regulations, the Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our Named Executive Officers (commonly referred to as “Say on Pay”).  As approved by its shareholders at the 2011 annual meeting, the Company is submitting this non-binding vote to shareholders on an annual basis.  Accordingly, you may vote on the following resolution at the 2016 Annual Meeting:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, compensation tables, and the related narrative disclosure is hereby approved.”

This vote is non-binding.  The Board and the Compensation and Incentive Stock Committee, which is comprised of non-employee  Directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Shareholders are encouraged to review the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion of our executive compensation programs. The affirmative vote of a majority of the shares of common stock cast at the meeting, in person or by proxy, and entitled to vote thereon is required to approve Proposal 2.

The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors proposes and recommends that the shareholders approve the selection by the Committee of the firm of BKD LLP to serve as the Company’s independent registered public accounting firm for the 2016 fiscal year. The firm has served as independent auditors for the Company since 2012.  Action by the shareholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors. If the resolution approving BKD LLP as the Company’s independent registered public accounting firm is rejected by the shareholders, the Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Proxies in the form solicited hereby which are returned to the Company will be voted in favor of this non-binding proposal unless otherwise instructed by the shareholder.  The affirmative vote of a majority of the shares of common stock cast at the meeting, in person or by proxy, and entitled to vote thereon is required to approve Proposal 3.

The Board of Directors unanimously recommends to the Shareholders a vote “FOR” the non-binding advisory proposal to approve the appointment of the Company’s Independent Registered Public Accounting Firm.

INFORMATION CONCERNING DIRECTORS OTHER THAN NOMINEES

The following tables set forth certain information with respect to Directors of the Company who will continue to serve as Directors subsequent to the 2016 Annual Meeting and who are not nominees for election at the 2016 Annual Meeting.

Name and Year First Become Director	Age	Positions & Offices Held With Company	Principal Occupation or Employment During the Past Five Years and Education Pertaining to Board of Director Qualifications

Director Serving Until the 2017 Annual Meeting

Emily A. Hughes 2012 - Company 2012 - Bank	48	Director
Professor, University of Iowa College of Law since 2011.  From 2006 to 2011, associate professor and tenured professor at Washington University School of Law.  Ms. Hughes is an attorney and obtained her law degree from the University of Michigan Law School.

James A. Nowak 2004 - Company 2004 - Bank	68	Director	Partner - RSM US LLP (Retired 2004), Cedar Rapids, Iowa. Mr. Nowak is a graduate of the University of Wisconsin and a certified public accountant.

Theodore H. Pacha 1990 - Company 1990 - Bank	67	Director and Vice President
President and owner of THEO Resources LLC, a business investment and consulting company in Iowa City, Iowa, May 1999 to present.  Mr. Pacha previously founded and owned Hawkeye Medical Supply, Inc., a medical supplies company, located in Iowa City, Iowa, until its sale in 1998.

Ann Marie Rhodes 1993 - Company 1993 - Bank	62	Director
The University of Iowa - Clinical Professor of Nursing and Instructor College of Law.  Ms. Rhodes obtained a nursing degree from The College of Saint Teresa and a masters in nursing from the University of Iowa.  In addition, Ms. Rhodes is an attorney receiving her law degree from the University of Iowa College of Law.

Additional information regarding the Directors to serve until the 2017 Annual Meeting is as follows:

Emily A. Hughes:  Ms. Hughes was elected to the Board of Directors in 2012.  Ms. Hughes presently serves on the Audit Committee, Trust Committee and the Compensation and Incentive Stock Committee of the Board of Directors.  Ms. Hughes is a professor at the University of Iowa College of Law.  Before joining the University of Iowa College of Law faculty, Ms. Hughes was a professor at Washington University School of Law, and co-director of the Center for Justice in Capital Cases at DePaul University College of Law.  Ms. Hughes also worked as a public defender for the Office of the Iowa State Public Defender in Iowa City.  Ms. Hughes is an attorney and graduated from the University of Michigan Law School and has a master’s degree in international relations from Yale University.  Ms. Hughes is a member of the Missouri, Illinois and Iowa bar associations.  Ms. Hughes’ experience with the largest employer in the Company’s trade area, the University of Iowa, and her legal expertise provide important insight to the Board of Directors.

James A. Nowak:  Mr. Nowak has served as a Director of the Company and the Bank since 2004.  Mr. Nowak presently serves as the Chairperson of the Audit Committee and is considered its financial expert.  Mr. Nowak also serves on the Risk Committee and the Compensation and Incentive Stock Committee of the Board of Directors.  Mr. Nowak graduated from the University of Wisconsin with a degree in Accounting and is a CPA.  Until his retirement in 2004, Mr. Nowak was an audit and accounting partner for RSM US LLP.  In his duties with RSM US LLP, Mr. Nowak had review responsibilities including SEC reporting requirements for clients.  Mr. Nowak was with RSM US LLP from 1970 through 2004.  Mr. Nowak’s financial knowledge is a valuable contribution to the Board of Directors.  Mr. Nowak is an active member of the Cedar Rapids community.  Hills Bank currently has three Bank offices in Cedar Rapids and one in neighboring Marion, Mr. Nowak’s knowledge and contacts in this market has been invaluable in assisting with the expansion of this market.  Mr. Nowak is a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants.

Theodore H. Pacha:  Mr. Pacha was first elected to serve as a Director in 1990 and has also served as a Director of the Bank since 1990.  Mr. Pacha is currently the Chairperson of the Board of Directors of the Bank and Vice President of the Company.  Mr. Pacha serves on the Employee Stock Ownership Plan Committee and the Compensation and Incentive Stock Committee of the Board of Directors.  Mr. Pacha is currently the President and owner of THEO Resources LLC which is a business investment and consulting company in Iowa City, Iowa.  Mr. Pacha previously founded and owned Hawkeye Medical Supply, Inc. which was a medical supply company and was located in Iowa City, Iowa.  Mr. Pacha sold Hawkeye Medical Supply, Inc. in 1998.  Mr. Pacha is a life-long Iowa City resident, and a community leader and business person.  Mr. Pacha has considerable knowledge of the Iowa City area which is beneficial to the Company, especially its Johnson County, Iowa offices.  Mr. Pacha’s business knowledge is a valuable contribution to the Board of Directors.  Mr. Pacha is also active in the Iowa City community.

Ann Marie Rhodes:  Ms. Rhodes was elected to the Board of Directors in 1993.  Ms. Rhodes at that time also became a member of the Board of Directors of the Bank.  The Board Committees which Ms. Rhodes serves on are the Trust Committee and the Compensation and Incentive Stock Committee.  Ms. Rhodes is a Clinical Professor of Nursing and Instructor in the University of Iowa College of Law.  Ms. Rhodes obtained a nursing degree from The College of Saint Teresa, a Masters in Nursing at the University of Iowa and her law degree from the University of Iowa College of Law.  Ms. Rhodes’ experience with the largest employer in the Company’s trade area, the University of Iowa, provides important insight to the Board of Directors.  Ms. Rhodes is a member of the American and Iowa Bar Associations.  In addition, Ms. Rhodes is involved in leadership roles in several community organizations.

Name and Year First Become Director	Age	Positions & Offices Held With Company	Principal Occupation or Employment During the Past Five Years and Education Pertaining to Board of Director Qualifications

Director Serving Until the 2018 Annual Meeting

Michael S. Donovan 2007 - Company 2007 - Bank	53	Director
Farmer and President of Donovan & Sons, Ltd., a local Johnson County, Iowa family farm corporation, and partner in PVP1, LLP, a local pork production operation. Mr. Donovan is a graduate of North Iowa Area Community College.

Thomas J. Gill, D.D.S. 1993 - Company 1993 - Bank	69	Director	Dentist - Private Practice in Coralville, Iowa since 1980. Dr. Gill is a graduate of the University of Iowa College of Dentistry.

Dwight O. Seegmiller 1986 - Company 1986 - Bank	63	Director and President
President of the Company and the Bank.  Mr. Seegmiller is a graduate of Iowa State University’s Agricultural Business Honors Program and the Stonier Graduate School of Banking at Rutgers University.  He joined the Company in 1975 and has been President of the Company since 1986.  Prior to 1986, Mr. Seegmiller was the Senior Vice President of Lending.

Thomas R. Wiele 2012 - Company 2012 - Bank	63	Director	President, Dealer and Operator of Wiele Motor Company, located in West Liberty and Columbus Junction, Iowa.

Additional information regarding the Directors to serve until the 2018 Annual Meeting is as follows:

Michael S. Donovan:  Mr. Donovan was elected to the Board of Directors in 2007.  Mr. Donovan at that time also became a member of the Board of Directors of the Bank.  Mr. Donovan is a farmer and the President and a shareholder of Donovan and Sons, Ltd, an Iowa farm corporation.  Mr. Donovan also is a partner in PVP1, LLP, a pork production operation in the Company’s trade area.  Mr. Donovan is a graduate of North Iowa Area Community College.  Mr. Donovan serves on the Audit Committee and Compensation and Incentive Stock Committee of the Board of Directors.  Mr. Donovan’s expertise and agricultural knowledge, especially in the area of hog production, is a valuable contribution to the Board of Directors and provides important insight into the Board of Directors’ loan responsibilities.

Thomas J. Gill, D.D.S.:  Dr. Gill was elected to the Board of Directors in 1993.  Dr. Gill at that time also became a member of the Board of Directors of the Bank.  The Board Committees on which Dr. Gill serves are the Loan Committee, the Risk Committee and the Compensation and Incentive Stock Committee.  Dr. Gill is a graduate of the University of Iowa College of Dentistry and has been a dentist in private practice since 1980.  Dr. Gill is a Coralville, Iowa resident and is active in local government.  Dr. Gill’s experience as a small business owner and knowledge of the Johnson County, Iowa area provide an important contribution to the Board of Directors.

Dwight O. Seegmiller:  Mr. Seegmiller has served as a Director of the Company and the Bank since 1986.  Mr. Seegmiller is the President and Chief Executive Officer of the Company and the Bank.  Prior to becoming President of the Company and the Bank in 1986, Mr. Seegmiller was the Senior Vice President of Lending.  Mr. Seegmiller joined the Bank in 1975.  Mr. Seegmiller graduated from Iowa State University’s Agricultural Business Honors Program.  Mr. Seegmiller graduated from the Stonier Graduate School of Banking at Rutgers University in 1981.  Mr. Seegmiller’s knowledge of the Company and the Bank provide consistent and valuable contributions to the Board of Directors.

Thomas R. Wiele:  Mr. Wiele was elected to the Board of Directors in 2012.  Mr. Wiele presently serves on the Loan Committee and the Compensation and Incentive Stock Committee of the Board of Directors.  Mr. Wiele is the President, a dealer and operator of Wiele Motor Company located in West Liberty and Columbus Junction, Iowa.  Wiele Motor Company is a local Chevrolet and Buick automobile dealer.  Mr. Wiele has been a partner and President of Wiele Motor Company since 1978.  Mr. Wiele is a member of the National Association of Automobile Dealers, the Iowa Association of Automobile Dealers and the Chevrolet Society of Sales Executives.  Mr. Wiele’s business expertise and knowledge are a valuable contribution to the Board of Directors and provides important insight into the Board of Director’s loan responsibilities.  Mr. Wiele has considerable knowledge of the Company’s trade area and is active in community organizations.

None of the Directors currently serves, or has served in the past five years, as a Director of another company whose securities are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or whose securities are subject to the requirements of Section 15(d) of the Exchange Act or a company registered under the Investment Company Act of 1940, as amended.  There are no family relationships among the Company’s Directors, nominees for Director and executive officers.

CORPORATE GOVERNANCE AND THE BOARDS OF DIRECTORS

Board of Directors of the Company

The Board of Directors of the Company meets on a regularly scheduled basis. During 2015, the Board of Directors of the Company held an annual meeting, one special meeting and twelve regular meetings. During 2015, all Directors of the Company attended at least seventy-five percent of the total number of meetings of the Board.  Although the Company does not have a formal policy regarding attendance by Directors at annual shareholder meetings, such attendance is encouraged.  In 2015, all eleven of the Company’s Directors attended the annual shareholders’ meeting.

The Board of Directors of the Company has established a committee (the "Governance and Nominating Committee") consisting of the ten non-employee Directors (i.e., all Directors but Mr. Seegmiller), all of whom are considered to be independent as defined under the rules of NASDAQ, except for Mr. Hodge. The Governance and Nominating Committee assists in identifying individuals qualified to become Board members, and to recommend nominees for director (including evaluating candidates recommended by shareholders), recommends the corporate governance guidelines applicable to the Company, oversees an annual review of the Board's performance, recommends director nominees for each committee, recommends a determination of each outside director's "independence" under applicable rules and guidelines, oversees the Company's engagement with stockholders and other interested parties concerning governance and other related matters, and oversees reputation risk related to Committee's responsibilities. The Governance and Nominating Committee met on April 20, 2015. Directors are not compensated for meetings of the Governance and Nominating Committee.  The Board of Directors has adopted a written charter for the Governance and Nominating Committee, a copy of which is available on the Company's website at www.hillsbank.com under the heading of investor relations.

The Board of Directors of the Company has established a committee (the “Audit Committee”) consisting of three non-employee Directors, currently consisting of Directors Donovan, Hughes and Nowak. The Board of Directors has adopted a written charter for the Audit Committee.  A copy of the charter is available on the Company’s website at www.hillsbank.com under the heading of investor relations.  The Audit Committee is responsible for the engagement of the independent registered public accounting firm and reviews with the independent registered public accounting firm the scope and results of the audits, the Company’s internal accounting controls and the professional services furnished by the independent registered public accounting firm. All three members of the Audit Committee are “independent” as defined under the rules of NASDAQ. Due to his experience as noted above, the Board has determined that Director Nowak qualifies as an Audit Committee Financial Expert under applicable regulations. The Audit Committee met six times in 2015.  All members of the Audit Committee attended at least seventy-five percent of the total number of the meetings held in 2015.  Audit Committee members are compensated by the Bank as indicated below under the heading “Schedule of Directors Fees.”

The Board of Directors of the Company has established a committee (the “Compensation and Incentive Stock Committee”) consisting of the ten non-employee Directors (i.e., all Directors but Mr. Seegmiller), all of whom are considered to be independent as defined under the rules of NASDAQ, except for Mr. Hodge. The Compensation and Incentive Stock Committee makes decisions regarding executive officer salaries, bonuses, grants of awards to all officers pursuant to the Hills Bancorporation 2010 Stock Option and Incentive Plan (the “Incentive Stock Plan”), contributions to the Hills Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”), and contributions to the Hills Bank and Trust Company 401(k) Profit Sharing Plan (the “Profit Sharing Plan”). The Compensation and Incentive Stock Committee held eight meetings during 2015.  The eight meetings involved approval of grants of restricted stock to officers. All members of the Compensation and Incentive Stock Committee attended at least seventy-five percent of the meetings. Directors are not compensated for meetings of the Compensation and Incentive Stock Committee.  The Board of Directors has adopted a written charter for the Compensation and Incentive Stock Committee, a copy of which is available on the Company's website at www.hillsbank.com under the heading of investor relations.

The Board of Directors of the Company has established a committee (the "Risk Committee") consisting of three non-employee Directors, currently consisting of Directors Gill, Nowak, and Yoder. The Board of Directors has adopted a written charter for the Risk Committee. A copy of the charter is available on the Company's website at www.hillsbank.com under the heading of investor relations. The Risk Committee oversees and approves the Company-wide risk management practices to assist the board in overseeing the management team's identification and assessment of risks facing the organization and establishment of a risk management infrastructure capable of addressing those risks, the division on risk-related responsibilities to each Board committee as clearly as possible to determine that the oversight of risks is not missed, and approving the Company's enterprise risk management framework. The Risk Committee held four meetings during 2015. All members of the Risk Committee attended at least seventy-five percent of the total number of the meeting held in 2015. Risk Committee members are compensated by the Bank as indicated below under the heading "Schedule of Directors Fees."

Each of the Company’s Directors, with the exception of Mr. Seegmiller and Mr. Hodge, has been determined by the Board of Directors to be an “Independent Director” as defined by Rule 5605(a)(2) of the Marketplace Rules of the National Association of Securities Dealers Automated Quotation system (“NASDAQ”).  Mr. Seegmiller is not considered to be independent since he is the President and CEO of the Company and the Bank.  Mr. Hodge is not independent under the NASDAQ definition based on certain transactions between the Company and Mr. Hodge’s affiliated companies, which are described below under “Compensation and Incentive Stock Committee Interlocks and Certain Other Transactions with Executive Officers and Directors.”  In determining Director independence, the Board of Directors considers all relevant facts and circumstances, including the independence standards set forth in the rules of NASDAQ.  In order to be considered independent, a Director must be free from any relationship which, in the opinion of the Company’s Board of Directors would interfere with the exercise of independent judgment.  The Board of Directors considered certain transactions, relationships or arrangements which are described herein under the heading “Compensation and Incentive Stock Committee Interlocks and Certain Other Transactions with Executive Officers and Directors” in making its determination of director independence.

The Board of Directors leadership structure has historically separated the function of the Chairperson of the Board of the Bank and the Principal Executive Officer.  This structure is expected to continue in the future with the Chairperson of the Bank’s Board of Directors being a non-employee Director.  This structure promotes good corporate governance by providing a non-management leadership structure and such a leadership structure is encouraged by bank regulators.  The Company’s Board of Directors has not designated a Chairperson, and Mr. Seegmiller currently acts as the de facto chair at all meetings thereof, which generally follow meetings of the Bank’s Board of Directors.   The Company currently has no designated “lead independent director” with respect to its Board and believes this structure is appropriate because all significant business operations continue to be conducted at the Bank level.

Board of Directors of the Bank

The business and affairs of the Bank are managed by the Board of Directors of the Bank, the membership of which is identical to that of the Board of Directors of the Company. The Board of Directors of the Bank holds regular monthly meetings. In 2015, the Board of Directors of the Bank held an annual meeting, one special meeting and twelve regular meetings. The Board of Directors of the Bank has established the Trust Committee, the Audit Committee, the Risk Committee, the Loan Committee and the Employee Stock Ownership Plan (“ESOP”) Committee as standing committees of the Board of Directors of the Bank.

Directors Hughes, Phelan, Rhodes and Seegmiller serve on the Trust Committee; Directors Donovan, Hughes, and Nowak serve on the Audit Committee; Directors Gill, Nowak, and Yoder serve on the Risk Committee; Directors Gill, Hodge, Wiele and Seegmiller serve on the Loan Committee; and Director Pacha serves on the ESOP Committee. The seven Directors not appointed to the Loan Committee are invited to attend meetings of that committee and are compensated for such attendance at the same rate as members of the Loan Committee for each meeting attended. The Board of Directors of the Bank has established the Governance and Nominating Committee that meets as needed as part of regularly scheduled Board meetings.

The Trust Committee of the Bank is responsible for overseeing and annually reviewing the operations of the Trust Department of the Bank and the status of all trusts for which the Bank’s Trust Department acts in a fiduciary capacity. The Trust Committee met twelve times during 2015. The Audit Committee held six meetings during 2015 and is responsible for coordinating the audit with BKD LLP and addressing internal audit functions. The Risk Committee held four meetings during 2015 and is responsible for oversight of the Bank's enterprise risk management program. The Loan Committee held twelve meetings during 2015 and is responsible for review and oversight of the loan activities of the Bank. The ESOP Committee, which is responsible for overseeing the ESOP in connection with which the Bank’s Trust Department serves as trustee, had three meetings during 2015. During 2015, all of the Directors of the Bank attended at least 75% of the total number of meetings of the Board of Directors and all of the Directors of the Bank appointed to committees attended at least 75% of the meetings of the committee to which such Directors were appointed.

Schedule of Directors Fees

Directors of the Company and the Bank who are not employees of the Company or the Bank (all Directors but Mr. Seegmiller) are compensated for their service as a Directors as indicated in the table below:

Compensation Item	Company	Bank

Annual Retainer (paid quarterly):
Chairperson of the Board	N/A	$18,000
Board Member	N/A	13,600

Meeting Fees:
Board Meetings	$300	500
Committee:
Audit	N/A	300
Risk	N/A	300
Governance	N/A	N/A
Compensation and Incentive Stock	N/A	N/A
Employee Stock Ownership Plan / Profit Sharing	N/A	300
Loan	N/A	300
Trust	N/A	300

Director Deferral Plan:

Under the Company’s Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which was initiated in 1997, each Director may elect to defer up to 50% of such Director’s cash compensation from retainers and meeting fees.  Any amount so deferred is credited to the Director’s deferred compensation account and converted into units equivalent in value to the fair market value of a share of stock in Hills Bancorporation at the time of such conversion.  The “stock units” are book entry only and do not represent an actual issuance of stock.  The Director’s account is adjusted each year for dividends paid and the change in the market value of Hills Bancorporation stock.  The liability for the deferred Directors’ fees is unfunded and unsecured for the participants.

Director Compensation Table

The following table provides information concerning the compensation of all the Directors other than Mr. Seegmiller for the fiscal year ended December 31, 2015.  Compensation information for Mr. Seegmiller is discussed below in the section captioned “Summary of Cash and Certain Other Compensation Paid to the Named Executive Officers.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Michael S. Donovan	$28,350	$—	$—	$—	$—	$—	$28,350
Thomas J. Gill, D.D.S.	26,850	—	—	—	—	—	26,850
Michael E. Hodge	26,350	—	—	—	—	—	26,350
Emily A. Hughes	31,050	—	—	—	—	—	31,050
James A. Nowak	28,950	—	—	—	—	—	28,950
Theodore H. Pacha	30,700	—	—	—	—	—	30,700
John W. Phelan	29,250	—	—	—	—	—	29,250
Ann Marie Rhodes	30,150	—	—	—	—	—	30,150
Thomas R. Wiele	26,550	—	—	—	—	—	26,550
Sheldon E. Yoder, D.V.M.	27,750	—	—	—	—	—	27,750

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Set forth in the following table is certain information on each person who is known to the Board of Directors to be the beneficial owner as of March 4, 2016 of more than 5% of the Company’s Common Stock, which is the only class of equity securities that the Company has outstanding.

Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owner	Total Shares Beneficially Owned	Sole Voting and Investment Power	Shared Voting and Investment Power		Percent of Class

Hills Bank and Trust Company, as trustee of the Hills Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”) 131 Main Street Hills, Iowa 52235	844,088	—	844,088	(1)	9.06%

NOTE:

(1)
Consists of shares of Company Common Stock allocated to the accounts of employees of the Bank who are eligible to participate in the ESOP.  Employees are entitled to direct the trustee how to vote shares allocated to their accounts.

The following table sets forth as of March 4, 2016 the number of shares of the Company’s Common Stock beneficially owned by each Director, nominee for Director, the non-Director executive officers and all the Directors and the non-Director executive officers as a group.  The Company has not adopted a share ownership policy or a share retention policy for the Directors or the executive officers.

Amount and Nature of Beneficial Ownership

Name	Total Shares Beneficially Owned		Sole Voting and Investment Power	Shared Voting and Investment Power	Percent of Class (4)

Directors
Michael S. Donovan	22,658	(1)	11,754	10,904	0.24%
Thomas J. Gill, D.D.S.	21,314		20,256	1,058	0.23
Michael E. Hodge	19,936		14,536	5,400	0.21
Emily A. Hughes	238,624	(3)	38,624	200,000	2.56
James A. Nowak	11,020		11,020	—	0.12
Theodore H. Pacha	26,180		26,180	—	0.28
John W. Phelan	11,328	(1)	4,580	6,748	0.12
Ann Marie Rhodes	500		500	—	0.01
Dwight O. Seegmiller	254,003	(2)	164,344	89,659	2.72
Thomas R. Wiele	1,680		1,200	480	0.02
Sheldon E. Yoder, D.V.M.	23,000		23,000	—	0.25

Non-Director Executive Officers
Shari J. DeMaris	7,673	(2)	5,988	1,685	0.08
Timothy D. Finer	36,950	(2)	10,500	26,450	0.40
Marty J. Maiers	47,422	(2)	8,410	39,012	0.51
Steven R. Ropp	34,917	(2)	14,880	20,037	0.37
Bradford C. Zuber	44,482	(2)	16,318	28,164	0.48

All Directors and Non-Director Executive Officers as a Group (16 persons)	801,687	(2)	372,090	429,597	8.60%

NOTES:

(1)
This figure includes shares subject to currently exercisable stock options granted pursuant to the 2010 Stock Option and Incentive Plan.  For Directors, the options will expire ten years after the grant date or two years after the Director’s term of service on the Board of Directors of the Company ends, whichever occurs first.  For Non-Director Executive Officers, the options expire ten years after the grant date.  Details of the stock options are as follows:

Name	Grant Date	Number of Options	Exercise Price	Expiration Date

Michael S. Donovan	5/1/2007	4,580	$26.00	5/1/2017
John W. Phelan	5/1/2007	4,580	26.00	5/1/2017

(2)	This figure includes shares held by the Bank’s ESOP which have been allocated to the executive officers for voting purposes as follows:

Name	ESOP Shares

Shari J. DeMaris	1,685
Timothy D. Finer	26,450
Marty J. Maiers	39,012
Steven R. Ropp	20,037
Dwight O. Seegmiller	89,659
Bradford C. Zuber	28,164

(3)	This figure includes 200,000 shares owned in a limited partnership of which Director Hughes is a general partner. Ms. Hughes has shared voting and investment power in the limited partnership.

(4)
Includes, for each such person, shares that are deemed to be beneficially owned by such person (a) because such shares are subject to options currently exercisable by such person or (b) because such shares are held by the ESOP and have been allocated to such person with shared voting power, as described in Notes 1, 2 and 3.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission.  Directors and executive officers and greater than 10 percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no other reports were required, the Company believes that all filing requirements applicable to the Directors and executive officers were complied with during 2015.

COMPENSATION AND INCENTIVE STOCK COMMITTEE INTERLOCKS
AND CERTAIN OTHER TRANSACTIONS
WITH EXECUTIVE OFFICERS AND DIRECTORS

All compensation decisions affecting the executive officers of the Company and the Bank are made by the Compensation and Incentive Stock Committee of the Board of Directors consisting of the ten non-employee Directors (all Directors but Mr. Seegmiller).  Mr. Seegmiller, President of the Bank, serves on the Board of Directors of the Bank, but does not participate in deliberations or voting on decisions concerning compensation of executive officers.  The Committee deliberates and votes upon the compensation to be paid to each of the two executive officers of the Company. Decisions regarding the award of stock options to the two executive officers of the Company pursuant to the Company’s Incentive Stock Plan are made by the Committee.

Michael E. Hodge as a member of the Boards of Directors of the Company and the Bank and of the Compensation and Incentive Stock Committee, participated in deliberations concerning executive compensation matters during 2015.  Within the last three fiscal years, the Bank has had certain business relationships with Hodge Construction Company, a general contractor.  In addition, Mr. Hodge is a 17.64% investor in the limited liability corporation, OC Group, L.C. that is the owner of the Old Capitol Town Center, a portion of which is leased by the Bank for a bank office location, and he is a 38% owner of Corridor Commercial Development Company ("Corridor"), from which the Bank has committed to purchase properties in 2016.

The Bank has an agreement with the OC Group, L.C. under which it leased 5,845 square feet of space in Old Capitol Town Center, a two-story building with a total of 99,612 square feet, located in downtown Iowa City.  Mr. Hodge holds a 17.64% ownership interest in OC Group, L.C., the owner of Old Capitol Town Center.  The ten-year lease began on June 1, 2004 and was extended in 2014 until 2019, the first renewal period under the lease.  The lease term is subject to three additional five-year renewal options.  The Bank’s annual lease payment on this space is currently $22.38 per square foot and increases 2% per year, plus annual common area maintenance charges of $4.00 per square foot.  The Bank is also responsible for payment of the real estate taxes allocated to the leased space.  The annual lease cost in 2015 was $148,098 before payment of such real estate taxes, which were $19,020 for the year.  In the opinion of management, the cost of the leased space is similar to the cost of leasing comparable commercial property in downtown Iowa City.

On August 11, 2015, the Bank provided a letter of intent to Corridor for the purchase of two lots for an aggregate purchase price of $688,271. The lots are adjacent to one of the Bank's current locations in North Liberty, Iowa. Mr. Hodge has been a 38% owner of Corridor since its formation over 10 years ago, when it was formed to purchase and develop the 80 acres of land where the lots are located. The lots purchased by the Bank are part of the current development of 7.25 acres consisting of 13 lots. Based upon management's review of similar commercial sales and current listings of commercial real estate available in the North Liberty and Coralville area, the price paid for the lots was consistent with market value and reflected the stable value of commercial and residential properties in the area.

The Board of Directors of the Bank does not believe that the participation by Mr. Hodge in the deliberations concerning executive compensation has provided the Company Named Executive Officers with more favorable compensation arrangements than would have been the case absent his participation in such deliberations.  As disclosed elsewhere in this proxy statement under the caption "Corporate Governance and the Board of Directors," Mr. Hodge is not an independent Director as defined by NASDAQ's rules as he and certain of his affiliated companies will be paid more than $200,000 by the Bank in 2016.

In addition, certain of the officers and Directors of the Company, their associates or members of their families, were customers of, and have had transactions with, the Bank from time to time in the ordinary course of business, and additional transactions may be expected to take place in the ordinary course of business in the future. Regulation O requires loans made to executive officers and Directors to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for other transactions by the Company with other persons. Such loans may not involve more than the normal risk of repayment or present other unfavorable features.

The Company does not have a formal written policy regarding the review and approval of transactions between the Company and its Directors, executive officers and other related interests. However, it is the general practice of the Board of Directors to review and approve any new transactions that would exceed the $120,000 disclosure requirement.  In making a determination to approve a related party transaction the Board of Directors will take into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable to the Company than those generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the proposed transaction. On a yearly basis, the Board of Directors reviews information on any existing and ongoing transactions with the Directors as disclosed under the Compensation and Incentive Stock Committee Interlocks and Certain Other Transactions with Executive Officers and Directors section.  Management of the Company anticipates that the Bank and the Company will continue to maintain such business relationships in the future on a similar basis to the extent that such goods and services are required by the Bank and the Company.

No executive officer of the Company or Bank serves or has served as a member of the Compensation Committee of any other company which employs any member of the Company's Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In the following Compensation Discussion and Analysis section, the Company provides information concerning compensation and benefits provided to the two executive officers of the Company (the “Company Named Executive Officers”).  The Company’s current Named Executive Officers are Dwight O. Seegmiller, who is the President and Principal Executive Officer (“PEO”) and Shari J. DeMaris, who is the Secretary/Treasurer and Principal Financial Officer (“PFO”).  In addition, information is provided concerning compensation and benefits provided to four executive officers of the Bank (the “Bank Named Executive Officers”).  The Bank executive officers are Timothy D. Finer, Senior Vice President and Director of Real Estate Lending, Marty J. Maiers, Senior Vice President and Director of Retail Banking, Steven R. Ropp, Senior Vice President and Director of Commercial Banking, and Bradford C. Zuber, Senior Vice President and Director of Trust Services.

The Company’s overall compensation objectives are to pay salaries and provide benefits that are both fair and reasonable, consistent with the compensation practices of the financial services industry in general, and appropriate and competitive in the Bank’s local marketplace.  The Company’s goal is to attract, develop and retain high caliber executives who are capable of increasing the Company’s performance for the benefit of its shareholders while maintaining the philosophy of community banking.   Ultimately, the Company desires to base its compensation on individual performance as it affects the overall financial results of the Company.  Specifically, the executive compensation program of the Company has been designed to:

●	provide a pay-for-performance policy that differentiates compensation amounts based upon corporate and individual performance;

●
provide compensation opportunities comparable to those offered by other Iowa-based financial institutions and Midwest banks of similar asset size, thus allowing the Bank to compete for and retain talented executives who are essential to the long-term success of the Company and the Bank;

●	align the interest of the officers with the long-term interest of the Company’s shareholders through the ownership of Company Common Stock; and

●
maintain a corporate environment which encourages stability and long-term focus for the primary constituencies of the Company, including shareholders, employees, customers, regulatory agencies and the communities it serves.

To achieve its objectives the Company has structured it’s compensation program: (1) to reward current corporate and individual performance through salary increases and opportunities for cash bonuses; and (2) to reward long-term corporate and individual performance through participation in the ESOP and Profit Sharing Plan, the Deferred Compensation Plan and participation in the Incentive Stock Plan.  The amounts and types of compensation paid in 2015 (as set forth below) fit into the Company’s overall compensation objectives by achieving those two objectives.

Decisions Regarding Composition of Total Compensation

The Compensation and Incentive Stock Committee (the “Committee”), which is comprised of the full Board of Directors with the exception of Director Seegmiller, has responsibility for implementing and overseeing the Company’s executive compensation program.  In this respect, the Committee has strategic and administrative responsibility for a broad range of issues, including ensuring that the Company compensates key management employees effectively and in a manner consistent with the Company’s compensation strategy.  The Committee also oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for management compensation programs, and certain employee benefits. The Committee also makes compensation decisions with respect to each of the Company Named Executive Officers identified in the Summary Compensation Table and other tables on the following pages of this Proxy Statement.  The compensation paid to the Bank Named Executive Officers is not directly determined by the Committee, but is determined by Mr. Seegmiller and Ms. DeMaris, as the senior executives of the Company and the Bank, which determinations are then reviewed and ratified by the Committee.

The Committee’s policy is to review management compensation at least annually.  The Committee makes these reviews to ensure that management compensation is consistent with the Company’s compensation philosophies articulated above.

The factors the Committee considers in either determining or ratifying, as the case may be, the level and composition of compensation include but are not limited to the following: (1) the Bank’s performance as compared to internally-established goals for the most recently ended fiscal year and to the performance of other Iowa-based financial institutions; (2) the individual officer’s level of responsibility within the Bank; and (3) competitive compensation data.  In addition, the Committee considers the financial performance for the current year including the business plan containing the financial performance goals measured primarily in terms of earnings per share, growth of the Company, asset quality, return on assets and return on stockholders’ equity.  The Committee also considers the financial budget for the upcoming fiscal year and the Company’s updated strategic plan.  While the foregoing factors are not specifically weighted in the decision-making process, primary emphasis is placed on the Bank’s performance during the previous year as compared to the internally-established goals.  Although the Committee reviewed a number of objective factors in setting compensation for 2015, its final decision was based on a subjective determination.  Details regarding the compensation of each of the Company and Bank Named Executive Officers are set forth in the tables that appear below.

The internally established goals for purposes of the compensation discussion focus on the financial budget for the year under review compared to the actual results.  However, there are no predetermined increases or decreases in the compensation based solely upon the financial results in terms of net income compared to the budget.  Any variance to the budget is analyzed fully with the Board of Directors to determine the reasons behind the variance and to determine if such variance is a result of management’s efforts or is driven by factors in the financial area outside of their control.  Compensation adjustments are not made based on any predetermined formulas of the financial performance goals established during the financial budget process.

The Committee has not engaged outside consultants, but that option is available to the Committee.  However, in evaluating the salary component of the compensation of the Company and Bank Named Executive Officer each year, the Committee reviews salaries paid to officers holding similar positions in other Iowa-based financial institutions and compensation data from SNL Financial concerning salaries paid by other Midwest banks having between $1 billion and $3 billion in assets.  The Committee also reviews compensation data from the Iowa Bankers’ Association.  The companies included in the peer group are reviewed annually and may change based on size, merger and acquisition activity and other pertinent factors. Review of this information is done primarily to determine that the salary established is at a competitive level.  The Committee does not set strict parameters using this data.  Rather, the Committee uses this data to ensure that the Company and Bank Named Executive Officer’s compensation paid by the Bank is not inconsistent with compensation levels at appropriately defined peer organizations.

In determining the compensation to be paid to the Company Named Executive Officers in 2015, the Committee took the actions listed below:

●	Reviewed the financial performance of the Company based on a comparison of actual net income to budgeted and prior year net income;

●	Reviewed leadership and quality of contribution to the strategic direction of the Company;

●	Reviewed peer performance data versus the Company and discussed goals for 2015 and beyond;

●	Reviewed overall contributions by the Company to the communities it serves;

●
Reviewed contributions to the management of the Company’s employees and daily operations, the administration of the Company’s policies and procedures and enhancement of long-term relationships with customers;

●	Reviewed the current total compensation package for the Company Named Executive Officers to determine market competitiveness;

●	Performed an evaluation of Mr. Seegmiller; and

●	Recommended annual salary adjustments.

After considering all the compensation paid to the Company and Bank Named Executive Officers, the Committee determined that the compensation paid to the Company and Bank Named Executive Officers is reasonable and not excessive.

Elements of Compensation

The Company provides a competitive mix of pay elements that align executive incentives with shareholder value.  The executive compensation program includes salary, cash bonuses and long-term compensation.

The forms of compensation paid in 2015 are comprised of the following:

Salaries and cash bonuses:  Salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility.  The Bank pays salaries because it provides a basic level of compensation and is necessary to recruit and retain executives.  An important aspect of salary is the Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.  Salary levels are also important because the Committee may tie the amount of long-term compensation to an executive’s salary.  No cash bonuses were paid in 2015 other than to the Company Named Executive Officers for the additional cash compensation paid in lieu of contributions to the ESOP and the Hills Bank and Trust Company Profit Sharing Plan that could not be made by the Bank because of Internal Revenue Code limits on such contributions.  Details of the additional cash compensation are described in footnote 2 of the Summary Compensation Table.

Participation in the ESOP: The ESOP is a defined contribution plan designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits.  The ESOP is operated in accordance with the provisions of the written plan document. The ESOP is designed and intended to invest primarily in Common Stock issued by the Company and, in so doing, to provide for employee participation in the equity ownership of the Company.  Any benefits payable under the ESOP will be based solely upon the amounts contributed for the benefit of a participant and any changes in the value of those contributions while they are held in the ESOP. The ESOP does not require or allow contributions by participating employees. Subject to certain exceptions, contributions to the ESOP are fully vested after six (6) years of service with the Bank. In 2015, the Bank, as plan sponsor of the ESOP, made an annual ESOP contribution which was allocated among all participating employees of the Bank, including the executive officers, based on their annual salaries.

Participation in the Profit-Sharing Plan: The Bank is the trustee of the Profit Sharing Plan.  The Profit Sharing Plan is operated in accordance with the provisions of the written plan document. Employees of the Bank are eligible to participate in the Profit Sharing Plan. The Profit Sharing Plan, like the ESOP, is designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits. The Profit Sharing Plan is a defined contribution plan and is primarily invested in assets other than equity securities of the Company. Any benefits payable under the Profit Sharing Plan will be based solely upon the amounts contributed by the Bank for the benefit of a participant and any changes in the value of those contributions while they are held in the Profit Sharing Plan. Apart from the qualified 401(k) plan that is part of the Profit Sharing plan, the Profit Sharing Plan does not require or allow contributions by participating employees. Subject to certain exceptions, contributions to the Profit Sharing Plan are fully vested after six years of service with the Bank.  In 2015, the Bank, as sponsor of the Profit Sharing Plan, did not make a Profit Sharing Plan contribution.

As part of the Profit Sharing Plan, the Company offers a qualified 401(k) plan to provide a tax-advantaged savings vehicle.  The Company makes matching contributions to the 401(k) plan to encourage employees to save money for their retirement.  This 401(k) plan and such matching contributions enhance the range of benefits offered to employees and the Company’s ability to attract and retain employees.  The 401(k) segment of the Profit Sharing Plan covers all eligible employees of the Bank.  Employees are eligible to participate in elective salary deferrals.  Participants may contribute up to 100% of eligible compensation, limited to the maximum amount deductible under the Internal Revenue Code for employee salary reduction.  The Plan provides for an employer matching contribution equal to 25% of the employee’s deferral, limited to deferrals of up to 4% of compensation, therefore the maximum Company contribution is 1% of compensation. Subject to certain exceptions, both employee contributions and the Company’s matching contribution are vested immediately.

Amounts and Allocations:  The amount of the ESOP contribution and the amount of the Profit Sharing Plan contribution and the allocation between the two plans is based on the recommendations by Bank management each year.  The Board of Directors decides whether or not to approve management’s recommendation.  The Board of Directors’ decision is based on the achievement of financial performance goals of the Bank as established in the Bank’s annual budget and business plan.

Participation in the 2010 Stock Option and Incentive Plan:  Under the Plan, the Committee is authorized from time to time to grant awards of both restricted stock and stock options as the Committee, in its discretion, selects. The purpose of this plan is to advance the interests of the Company by providing additional incentive to Named Executive Officers to promote the long-term success of the business. Options granted under the plan are exercisable at such times and under such conditions as determined by the Committee and included in the award agreement. However, it has been the Committee’s practice to award options with a vesting period of five years after the date of grant and a term of ten years after the date of grant.  Shares of restricted stock are generally subject to such restrictions, including vesting periods, as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, and in such installments, as the Committee may deem appropriate.

Participation in the Deferred Compensation Program: This program allows the Company Named Executive Officers to elect to defer a portion of their salaried compensation for payment by the Company at a subsequent date.  The Plan was initiated due to the Internal Revenue Service limits of contributions on the Bank’s 401(k) plan for the Company Named Executive Officers.  The Board of Directors approved a non-qualifying Deferred Compensation Program in 1995 when the 401(k) feature was added to the Bank-sponsored Profit Sharing Plan.  The Company Named Executive Officers can defer up to 30% of their base compensation and up to 100% of any bonus into the Deferred Compensation Plan.

Any amount so deferred is credited to the Company Named Executive Officer’s deferred compensation account and converted to units equivalent in value to the fair market value of a share of stock in Hills Bancorporation.  The “stock units” are book entry only and do not represent an actual purchase of stock.  The Company Named Executive Officer’s account is adjusted each year for dividends paid and the change in the market value of Hills Bancorporation stock.  The deferrals and earnings grow tax deferred until withdrawn from the plan.  Earnings credited to each individual’s account are recorded as compensation expense when earned.

Participation in the Employee Stock Purchase Plan:  The Employee Stock Purchase Plan allows the Company and Bank Named Executive Officers to elect to purchase shares of common stock in quarterly offerings through payroll deductions.

Life insurance and accidental death and dismemberment benefits: The Company and Bank Named Executive Officers receive a life insurance benefit of up to two times a maximum salary of $125,000, or $250,000, and an accidental death and dismemberment benefit of up to two times a maximum salary of $125,000, or $250,000. These benefits are part of a non-discriminatory plan available to all full-time employees.

Perquisites and other benefits: Perquisites and other benefits represent a very small part of the overall compensation package, and are offered only after consideration of business need.  The Committee annually reviews the perquisites and other personal benefits that we provide to senior management.

Stock-Based Compensation - Procedures Regarding Approval and Timing and Pricing of Awards

The terms of the Incentive Stock Plan require that the Committee approve all grants of stock options and that stock options be granted only at current market prices.  The exercise price of stock options is set at the stock price on the date of grant.  We try to make stock option grants at times when they will not be influenced by a scheduled release of information.  We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

Role of Executive Officers in Determining Executive Compensation

The Committee oversees the administration of executive compensation plans, including the design, performance measures, award opportunities and certain employee benefits that are included in the Company’s compensation program.  Each year the Company Named Executive Officers make recommendations to the Committee concerning the amount of the ESOP contribution and the amount of the Profit Sharing Plan contribution.  The Committee has the authority to determine, and approves all compensation and awards to Mr. Seegmiller without his participation.  Mr. Seegmiller makes recommendations to the Committee concerning the compensation of Ms. DeMaris.  The Committee annually reviews and makes determinations concerning the elements of such compensation.  The Company Named Executive Officers do not otherwise determine or make recommendations regarding the amount or form of executive or Director compensation.  The compensation for the Bank Named Executive Officers is not directly determined by the Committee, but is determined by Mr. Seegmiller and Ms. DeMaris as the senior executives of the Company and the Bank with guidance from the Committee.

Adjustments to Incentive Compensation as a Result of Financial Statement Restatements

The Committee will consider adjusting future awards or recovering past awards in the event of a material restatement of the Company’s financial results.  If, in the exercise of its business judgment, the Committee believes that it is in the Company’s best interests to do so, the Committee will seek recovery or cancellation of any bonus or other incentive payments made to an executive on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results where the Committee determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in such performance targets being achieved which would not have been achieved absent such misconduct.

Tax Considerations

Section 162(m) of the Internal Revenue Code.   Section 162(m) of the Internal Revenue Code places limits on the deductibility of compensation in excess of $1 million paid to executive officers of publicly held companies.  The Committee does not believe that Section 162(m) has had or will have any impact on the compensation policies followed by the Company.  It has been and continues to be the Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine the Company’s ability to meet its primary compensation objectives or is otherwise not in the Company’s best interest.  All compensation paid to the Named Executive Officers is deductible under Section 162(m) of the Internal Revenue Code.

Incentive Stock Options:  Under current federal tax law, the holder of an option that qualifies as an incentive stock option under Section 422 of the Code generally does not recognize income for federal income tax purposes at the time of the grant or exercise of an incentive stock option (but the spread between the exercise price and the fair market value of the underlying shares on the date of exercise generally will constitute a tax preference item for purposes of the alternative minimum tax).  The optionee generally will be entitled to long-term capital gain treatment upon the sale of share acquired pursuant to the exercise of an incentive stock option if the shares have been held for more than two years from the date of grant of the option and for more than one year after exercise, and the Company will not be entitled to any deduction for federal income tax purposes.  If the optionee disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), the gain realized on the disposition will be compensation income to the optionee to the extent the fair market value of the underlying stock on the date of exercise (or, if less, the amount realized on disposition of the underlying stock) exceeds the applicable exercise price and a corresponding deduction will be allowed to the Company.

Nonqualified Stock Options:  Under current federal tax law, an optionee does not recognize income for federal income tax purposes upon the grant of a nonqualified stock option but must recognize ordinary income upon exercise to the extent of the excess of the fair market value of the underlying shares on the date of exercise over the exercise price of the option.  The Company generally will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the optionee.  A subsequent disposition of the shares acquired pursuant to the exercise of a nonqualified option typically will give rise to capital gain or loss to the extent the amount realized from the sale differs from the fair market value of the shares on the date of exercise.  This capital gain or loss will be long-term gain or loss if the shares sold had been held for more than one year after the date of exercise.

Restricted Stock and other stock-based awards:  Amounts received by the participant upon the grant of other stock-based awards are ordinarily taxed as ordinary income when received.  However, if such other stock-based awards consist of property subject to restrictions, the amounts generally will not be taxed until the restrictions lapse or until the participant makes an election under Section 83(b) of the Code.  The Company is generally allowed an income tax deduction at the same time and in the same amount recognized as ordinary income by the Participant.

Deferred Compensation Plan:  Amounts deferred under the Deferred Compensation Plan after December 31, 2004 are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established.  Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty.  In December 2008, the Deferred Compensation Plan was amended as necessary to satisfy the requirements of Section 409A to allow for deferral without immediate taxation, penalty or interest.

Consideration of Most Recent Advisory Vote on Executive Compensation and Summary

We conducted our first advisory vote on executive compensation at our 2011 Annual Meeting.  While this vote was not binding on the Company, our Board of Directors or the Committee, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement.  Our Board of Directors and the Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in the proxy statement, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.  In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues.  These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving senior management, Directors and representatives of our shareholders.

At the 2015 Annual Meeting, more than 91% of the votes cast on the advisory vote on executive compensation proposal (Proposal 2) were in favor of our Named Executive Officer compensation as disclosed in the proxy statement, and as a result our Named Executive Officer compensation was approved.  The Board of Directors and the Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at this time to address shareholder concerns based on the vote results.

In summary, the Committee believes the mix of compensation elements described above motivates management to produce strong returns for shareholders.  The Committee believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate employee rewards based on shareholder value creation.

COMPENSATION AND INCENTIVE STOCK COMMITTEE REPORT

The Compensation and Incentive Stock Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement, and based on such review and discussion, the Compensation and Incentive Stock Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Members of the Compensation and Incentive Stock Committee

Michael S. Donovan	Theodore H. Pacha, Chairperson
Thomas J. Gill, D.D.S.	John W. Phelan
Michael E. Hodge	Ann Marie Rhodes
Emily A. Hughes	Thomas R. Wiele
James A. Nowak	Sheldon E. Yoder, D.V.M.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
PAID TO THE NAMED EXECUTIVE OFFICERS

Overview

The following sections provide a summary of cash and certain other compensation the Company paid for the year ended December 31, 2015 to the Named Executive Officers.  Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the Named Executive Officers for the year ended December 31, 2015.

The compensation we disclose below is presented in accordance with SEC regulations.  According to those regulations we are required in some cases to include:

●	amounts paid in previous years;

●	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of the Company;

●
amounts we paid to the Named Executive Officers which might not be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends, or interest on such amounts); and

●
an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and even though the actual realization of cash from the award depends on whether our stock price appreciates above its price on the date of grant, whether the executive will continue his employment with us, and when the executive chooses to exercise the option.

Therefore, you are encouraged to read the following tables closely.  The narratives preceding the tables and the footnotes accompanying each table are important parts of each table.  Also, you are encouraged to read this section in conjunction with the Compensation Discussion and Analysis above.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the last three fiscal years. The Company has not entered into any employment agreements with any of the Named Executive Officers.  When setting the total compensation for each of the Named Executive Officers, the Committee reviews information concerning the executive’s current compensation and all other compensation.

Name / Age / Position with Company for last five years (1)	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)	All Other Compensation ($)(5)		Total ($)

Company
Dwight O. Seegmiller	2015	$420,000	(2)	$18,152	(3)	$—		$—	$24,030		$462,182
63, President and	2014	405,656	(2)	17,166	(3)	—		—	23,580		446,402
Principal Executive	2013	405,656	(2)	17,616	(3)	—		—	23,085		446,357
Officer

Shari J. DeMaris	2015	220,000	(2)	—		62,625	(4)	—	23,744		306,369
46, Secretary,	2014	205,000	(2)	—		57,000	(4)	—	21,244		283,244
Treasurer and	2013	190,000	(2)	—		—		—	19,692		209,692
Principal Financial
Officer

Bank
Timothy D. Finer,	2015	167,700		—		—		—	16,888		184,588
54, Senior Vice	2014	162,000		—		—		—	16,264		178,264
President, Director	2013	153,920		—		—		—	124,441	(6)	278,361
of Real Estate
Lending

Marty J. Maiers,	2015	190,400		—		—		—	19,131		209,531
58, Senior Vice	2014	184,800		—		—		—	18,576		203,376
President, Director	2013	178,880		—		—		—	43,505	(6)	222,385
of Retail Banking

Steven R. Ropp,	2015	167,700		—		—		—	16,859		184,559
55, Senior Vice	2014	162,000		—		—		—	16,259		178,259
President, Director	2013	153,920		—		—		—	36,555	(6)	190,475
of Commercial
Banking

Bradford C. Zuber,	2015	187,000		—		—		—	18,793		205,793
59, Senior Vice	2014	181,500		—		—		—	18,212		199,712
President, Director	2013	174,720		—		—		—	17,508		192,228
of Trust Services

NOTES:

(1)
Mr. Seegmiller, a Named Executive Officer of the Company, has held his position for the past five years.  Ms. DeMaris has been a Named Executive Officer of the Company since November 1, 2012.  All Bank named executive officers have held their respective positions for the past five years.

(2)	Compensation deferred pursuant to the Company’s deferred compensation plan is included in salary and bonus totals.

(3)
Consists of additional cash compensation paid in lieu of contributions to the ESOP and the Hills Bank and Trust Company Profit Sharing Plan (the “Profit Sharing Plan”) that could not be made by the Bank because of Internal Revenue Code limits on such contributions which is then allocated to the Company's Named Executive Officer's account under the Deferred Compensation Plan.

(4)	This figure represents compensation expense related to the restricted shares awarded Ms. DeMaris computed in accordance with ASC 718 awarded under the 2010 Stock Option and Incentive Plan.

(5)
For each of the Company Named Executive Officers, the figures shown consist of contributions in the following amounts made by the Bank to the Profit Sharing Plan, ESOP and bank matching contributions to the 401(k) Plan for the last three fiscal years, and the value of life insurance premiums paid for the last three fiscal years.  For each of the Bank Named Executive Officers, the figures include contributions in the following amounts made by the Bank to the Profit Sharing Plan, ESOP and Bank matching contributions to the 401(k) Plan for the last three fiscal years and the value of life insurance premiums paid for the last three fiscal years:

	Defined Contribution Profit Sharing Plan	Employee Stock Ownership Plan	401(k) Plan	Life Insurance and ADD Premiums	Dividends on Unvested Restricted Stock Grants	Total All Other Compensation

Company
Dwight O. Seegmiller
2015	$—	$23,850	$—	$180	$—	$24,030
2014	—	23,400	$—	180	—	23,580
2013	—	22,950	—	165	—	23,115

Shari J. DeMaris
2015	—	19,801	2,200	180	1,563	23,744
2014	—	18,440	2,049	180	575	21,244
2013	—	17,079	1,898	165	550	19,692

Bank
Timothy D. Finer
2015	—	15,037	1,671	180	—	16,888
2014	—	14,475	1,608	180	—	16,263
2013	—	13,776	1,531	165	—	15,472

Marty J. Maiers
2015	—	17,056	1,895	180	—	19,131
2014	—	16,556	1,840	180	—	18,576
2013	—	15,980	1,776	165	—	17,921

Steven R. Ropp
2015	—	15,011	1,668	180	—	16,859
2014	—	14,471	1,608	180	—	16,259
2013	—	13,750	1,528	165	—	15,443

Bradford C. Zuber
2015	—	16,751	1,861	180	—	18,792
2014	—	16,253	1,806	180	—	18,239
2013	—	15,608	1,734	165	—	17,507

(6)	For each of the Named Executive Officers, the figures shown include the gain on stock options exercised detailed as follows:

Name	Year	Gain on Stock Options Exercised ($)

Timothy D. Finer	2015	$—
	2014	—
	2013	109,000

Marty J. Maiers	2015	—
	2014	—
	2013	25,614

Steven R. Ropp	2015	—
	2014	—
	2013	21,142

Grants of Plan-Based Awards

The details of the equity awards granted to the Named Executive Officers of the Company in 2015 are shown in the following table.

								All Other Awards:
		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			# of Shares of Stock or	# of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshhold ($)	Target ($)	Maximum ($)	Threshhold (#)	Target (#)	Maximum (#)	Units (#)	Underlying Options (#)	Awards($/share)	Options and Awards ($)

Shari J. DeMaris	04/14/15	$—	$—	$—	—	—	—	1,500	—	$—	$62,625

The shares granted to Ms. DeMaris will vest on April 14, 2020 and are entitled to dividends prior to the vesting date. Mr. Seegmiller was not granted any stock, stock options or other equity awards in 2015.  Mr. Seegmiller does not have any options vested nor unvested as of year-end 2015.  None of the Bank Named Executive Officers were granted any stock, stock options or other equity awards in 2015.  No Named Executive Officer of the Bank has any options vested nor unvested as of December 31, 2015.  As noted above, the compensation paid to the Company Named Executive Officers and Bank Named Executive Officers consists of base salary, cash bonuses, where appropriate, and participation in the salary deferral plan and the Bank’s ESOP.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for the applicable Company Named Executive Officer outstanding as of December 31, 2015.

	Option Awards					Stock Awards
Name	# of Securities Underlying Options (#) Exercisable	# of Securities Underlying Unexercisable Options (#) Unexercisable	Equity Incentive Plan Awards # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Exercise Date	# of Shares or Units of Stock That Have Not Been Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Shari J. DeMaris	—	3,000	—	$34.50	10/09/22	4,000	$178,000	—	$—

Options Exercised and Stock Vested

Neither of the Company Named Executive Officers exercised stock options nor had any stock vest during the fiscal year ended December 31, 2015. The options for Ms. DeMaris noted above vest on October 9, 2017. The stock awards for Ms. DeMaris vest 1,000 shares on October 9, 2017, 1,500 shares on April 8, 2019 and 1,500 shares on April 14, 2020. None of the Bank Named Executive Officers exercised stock options nor had any stock vest during the fiscal year ended December 31, 2015.

Pension Benefits

The Company and the Bank do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation Table

The following table provides information with respect to the Deferred Compensation Plan for the Company Named Executive Officers.  The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.  The Bank Named Executive Officers are not eligible to participate in the Deferred Compensation Plan.

Name	Executive Contributions in 2015 ($)(1)	Registrant Contributions in 2015 ($)(1)	Aggregate Earnings in 2015 ($)(2)	Aggregate Withdrawals/ Distributions during 2015 ($)	Aggregate Balance at December 31, 2015 ($)

Dwight O. Seegmiller	$42,002	$18,152	$421,610	None	$4,889,584

Shari J. DeMaris	11,001	—	1,855	None	27,974

NOTES:

(1)
The amounts included in the Executive Contributions and Registrant Contributions columns are also included in the “Salary” column and the “Bonus” columns, respectively, in the Summary Compensation Table.  Amounts shown as Executive Contributions represent voluntary salary deferral elections by the named executive.

(2)
Amounts included in this column of $76,508 for Dwight O. Seegmiller and $249 for Shari DeMaris are also included in the “Change in Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.  These amounts represent the market returns on deferred compensation balances.

Termination and Change in Control Payments

Except as discussed below, there are no employment contracts, termination of employment agreements, change in control agreements or other arrangements with the executive officers of the Company and the Bank that provide for payment or benefits to any executive officer at, following, or in connection with a change in control of the Company, a change in an executive officer’s responsibilities, or an executive officer’s termination of employment, including resignation, severance, retirement, or constructive termination.

Under the terms of the Incentive Stock Plan, in the event of a change in control of the Company, any outstanding restrictions on awards will lapse and all awards will become immediately vested and fully exercisable in either cash or stock.  As of December 31, 2015, as indicated above, Ms. DeMaris, a Named Executive Officer of the Company, has outstanding stock options totaling 3,000 shares.  The  value of these option shares, based on the spread between the closing price of the Company’s common stock on December 31, 2015 and the option exercise price was $30,000.

Information regarding potential payouts to Named Executive Officers under the Company’s nonqualified deferred compensation plan is provided above in the Nonqualified Deferred Compensation Table.  The contributions of the Named Executive Officers in this plan are fully vested, and each would be entitled to receive their accrued balances in these plans upon termination.

RISK MANAGEMENT AND COMPENSATION POLICIES AND PRACTICES

The compensation policies and practices of the Company and the Bank are not believed to create risks that are reasonably likely to have a material adverse effect on operations or financial results.  The compensation policies and practices of the Company and the Bank are not designed to provide enormous bonuses and do not encourage employees to take undue amounts of risk.   The incentives provided to employees are designed to encourage sound performance over time rather than the pursuit of immediate high-risk profits.   The policies and practices of the Company and the Bank include controls that mitigate the potential impact of compensation policies that might otherwise create unacceptable levels of risk.

AUDIT COMMITTEE

Audit Committee Report

The report of the Audit Committee that follows shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or future filings into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.hillsbank.com under the heading of Hills Bancorporation.

March 8, 2016

To the Board of Directors:

The Audit Committee consists of the following members of the Board of Directors:  Michael S. Donovan, Emily A. Hughes and James A. Nowak. As noted above, the Board of Directors has determined that Mr. Nowak, Chairperson of the Audit Committee, is a “financial expert” as defined under SEC regulations.  Each of the members of the Audit Committee is independent as defined under the rules of NASDAQ.

The Audit Committee has:

●
reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2015 with its management and BKD LLP, the Company’s independent registered public accounting firm;

●	discussed with BKD LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 16; and

●
received and reviewed the written disclosures and letter from BKD LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and we have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Audit Committee

James A. Nowak, Chairperson
Michael S. Donovan
Emily A. Hughes

Audit and Other Fees

Aggregate fees billed to the Company for the years ending December 31, 2015 and 2014 by the Company’s independent registered public accounting firm are presented in the table below.

	Years Ended December 31,
	2015	2014
Audit fees (1)	$222,000	$215,500
Tax fees (2)	29,400	26,900
Total Fees	$251,400	$242,400

NOTES:

(1)
Audit fees related to the audit of the Company’s annual financial statements, internal control over financial reporting conducted in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and services related to evaluation of the Company’s internal controls as required by the Federal Deposit Insurance Corporation Improvement Act, as amended, for the fiscal years 2015 and 2014 and for its required reviews of the Company’s unaudited interim financial statements included in its Form 10-Q for the years 2015 and 2014.

(2)	Tax fees generally related to professional service rendered for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval Policy

The Company’s Audit Committee pre-approves all audit, audit-related, tax and other services proposed to be provided by the Company’s independent registered public accounting firm prior to engaging the independent registered public accounting firm for that purpose.  The charter of the Audit Committee sets forth this approval requirement.  All of the audit fees, audit-related fees and the tax fees for 2015 and 2014 were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BKD LLP as the Company’s independent registered public accounting firm for 2016. Representatives of BKD LLP are expected to be present at the Annual Meeting.  They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 2017 must be received by the Company no later than November 18, 2016 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Proposals should be submitted to the Company at its principal executive offices at 131 Main Street, Hills, Iowa 52235.  Proposals from shareholders for next year’s annual meeting received by the Company after February 1, 2017 will be considered untimely.  With respect to such proposals, the Company will vote all shares for which it has received proxies in the interest of the Company as determined in the sole discretion of its Board of Directors.  The Company also retains its authority to discretionarily vote proxies with respect to shareholder proposals received by the Company after November 18, 2016 but prior to February 1, 2017, unless the proposing shareholder takes the necessary steps outlined in Rule 14a-4(c)(2) under the Securities Exchange Act of 1934 to ensure the proper delivery of proxy materials related to the proposal.

BOARD NOMINATING PROCESS

The Company has a Governance and Nominating Committee. In connection with its performance of such nominating functions, the Board of Directors has adopted a written charter, a copy of which is available on the Company's website at www.hillsbank.com under the heading of Hills Bancorporation.

The Governance and Nominating Committee is responsible for the consideration of Director nominees.  Each of the Directors, with the exception of Mr. Seegmiller and Mr. Hodge, is independent as defined under the rules of NASDAQ.  If one or more positions on the Board of Directors were to become vacant for any reason, the vacancy would be filled by the Governance and Nominating Committee, and would participate in the selection of a person to fill each such vacancy.

The process by which the the Governance and Nominating Committee identifies and evaluates nominees for Director is described below.  The size of the Board is established by the Company’s Bylaws.  In the event any vacancy would reduce the number of Directors to less than eleven, the Board will consider various potential candidates for Director.  Candidates may come to the attention of the Board through current Board members, shareholders, or other persons.  Shareholders who wish to recommend an individual for consideration by the Board as a nominee for election to the Board of Directors should submit a written notice to the Secretary of the Corporation containing information sufficient for the Board to fully evaluate the experience and charter of the potential candidate. In that respect, the Board recommends that shareholders submit information substantially equivalent to what is required in connection with an outright nomination, as discussed more thoroughly below. Individuals recommended by shareholders for nomination will be evaluated in the same manner as other nominees, and the Board of Directors retains absolute discretion to either approve for nomination or reject any person recommended for consideration by a shareholder.

The Board is not obligated to nominate any particular candidate for election.  Candidates will be evaluated at meetings of the Board. In evaluating possible candidates for membership on the Board of Directors, the Board will seek to achieve a balance of knowledge, experience, and capability on the Board and will consider the qualifications of possible candidates based on the criteria described below.  Members of the Board should have the highest professional and personal ethics and values, excellent personal and professional reputations, and must satisfy any necessary regulatory requirements to serve as Directors. They should have broad experience at the policy-making level in business, government, education, technology, or public interest. They should be committed to furthering the long-term as well as short-term interest of the Company and its shareholders, and in doing so they should be willing to consider the effect of any action on the Company’s shareholders, employees, suppliers, creditors and customers, and on the communities in which the Company and its subsidiary operate.  They should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all Directors’ duties for the Company.  The Board deems it a requirement that members of the Board reside within the trade area of the Bank and the Company.  The Board of Directors reserves the right to modify these qualifications from time to time.  The Board nominating process has no formal diversity policy.  However, the Board of Directors is committed to considering diversity including experience, gender and ethnicity in the nomination process.

Shareholders who wish to nominate an individual for election to the Board of Directors may do so only pursuant to a timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 120 calendar days before the first anniversary of the mailing date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders. Such shareholder’s notice shall set forth (a) as to each person who is not an incumbent director whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Corporation which are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice, (i) the name and record address of such shareholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder. Such notice shall be accompanied by the written consent of each proposed nominee to serve as a director of the Corporation, if elected.

COMMUNICATION WITH THE BOARD OF DIRECTORS

The Board of Directors has established a process for shareholders of the Company to send communications to the Board. Any shareholder desiring to communicate with the Board or one or more individual Board members may write to the Treasurer of the Company at the following address:

Hills Bancorporation
Board of Directors
c/o Treasurer
131 Main Street
Hills, IA 52235

The Treasurer of the Company has been instructed to forward all such communications to all Board members. The Board of Directors has adopted a policy requiring that a copy of all communications addressed to any member of the Board of Directors in his or her capacity as a Director be promptly provided to the Treasurer of the Company for distribution to all other members of the Board of Directors. All Directors will review any communication from a shareholder directed to the Board of Directors or to any one or more individual Board members in such capacity. The President and Chief Executive Officer of the Company will determine if any shareholder communication not addressed to Board members should be reviewed by the Board.

AVAILABILITY OF FORM 10-K REPORT

Copies of the Company’s Annual Report to the Securities and Exchange Commission (Form 10-K), including the financial statements and schedules thereto, for the fiscal year of the Company ended December 31, 2015, are made available by the Company, through its internet website (www.hillsbank.com) free of charge.

OTHER MATTERS

Management of the Company knows of no other matters which will be presented for consideration at the 2016 Annual Meeting of Shareholders other than those stated in the Notice of 2016 Annual Meeting, which is part of this Proxy Statement, and management does not intend to present any such other business. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their judgment. The proxy will also have the power to vote for the adjournment of the meeting from time to time.

A copy of the Annual Report of the Company for the year ended December 31, 2015, is being mailed to shareholders together with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not to be considered a part of the proxy soliciting material.

By Order of the Board of Directors
/s/ Dwight O. Seegmiller

March 18, 2016	Dwight O. Seegmiller
Hills, Iowa	President and CEO

Hills Bancorporation

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors unanimously recommends a vote FOR each of the nominees identified under Proposal 1, and a vote FOR each of Proposals 2 and 3.

1. Election of Directors:
Three directors for a three year term:

Nominee	For	Withhold
01 - Michael E. Hodge	☐	☐
02 - John W. Phelan	☐	☐
03 - Sheldon E. Yoder, D.V.M.	☐	☐

Proposal	For	Against	Abstain
2. Approval of non-binding advisory vote on executive compensation.	☐	☐	☐
3. Approval of the non-binding advisory vote on the appointment of the Corporation's Independent Registered Public Accountant.	☐	☐	☐

4. In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(Please sign exactly as name(s) appears on this proxy. When signing as an attorney, executor, administrator, trustee, guardian, or another representative capacity please give your full title as such. Proxies by a corporation should be signed in its name by an authorized officer. Proxies by partnership should be signed in its name by an authorized person. If more than one name appears, all persons so designated should sign.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — HILLS BANCORPORATION

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Monday, April 18, 2016

The undersigned hereby constitutes and appoints Michael S. Donovan, Thomas R. Wiele and Shari J. DeMaris, or any one or more of them, the proxies and attorneys of the undersigned, each with full power of substitution (the action of majority of them or their substitutes present and acting to be in any event controlling), for and in the name, place, and stead of the undersigned to attend the Annual Meeting of Shareholders of HILLS BANCORPORATION (the "Corporation") to be held at the Hills Community Center, Hills, Iowa, on Monday, April 18, 2016, at 4:00 p.m. local time, and any adjournment thereof, and to vote as directed herein all shares of common stock of the Corporation held of record by the undersigned on March 4, 2016, with all powers the undersigned would possess if personally present at such meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given, this Proxy will be voted FOR each of the nominees identified under Proposal 1 and FOR each of Proposals 2 and 3. In addition, this Proxy will be voted in accordance with the recommendations of management on all matters for which notice was not received by the Company at least 45 days before the anniversary of the mailing date of the Company's proxy materials for the immediately preceding Annual Meeting of Shareholders.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED ON REVERSE SIDE)